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                                                                    Exhibit I(1)


                    [LETTERHEAD OF WILLKIE FARR & GALLAGHER]

September 18, 2002




Smith Barney Multiple Discipline Trust
125 Broad Street
New York, New York 10004

Ladies and Gentlemen:

We have acted as counsel to Smith Barney Multiple Discipline Trust (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, in connection with the establishment of the Trust and the preparation of a Registration Statement on Form N-1A as filed with the Securities and Exchange Commission (the "Commission") on June 26, 2002 (the "Registration Statement"). The Registration Statement covers the offer and sale of an indefinite number of shares of beneficial interest of each of eight series of the Trust, Multiple Discipline Fund -- All Cap Growth and Value, Multiple Discipline Fund -- Large Cap Growth and Value, Multiple Discipline Fund -- Global All Cap Growth and Value, Multiple Discipline Fund -- Balanced All Cap Growth and Value, Multiple Discipline Portfolio -- All Cap Growth and Value, Multiple Discipline Portfolio -- Large Cap Growth and Value, Multiple Discipline Portfolio -- Global All Cap Growth and Value and Multiple Discipline Portfolio -- Balanced All Cap Growth and Value, in each case par value $.001 per share (collectively, the "Shares").

We have examined copies of the Trust's Master Trust Agreement, the Trust's By-Laws, the Trust's Registration Statement, as amended, on Form N-1A, Securities Act File No. 333-91278 and Investment Company Act File No. 811-21128, and all resolutions adopted by the Trust's Board of Trustees (the "Board") on June 24, 2002, June 25, 2002 and September 4, 2002, consents of the Board and other records, documents and papers that we have deemed necessary for the purpose of this opinion.

In our examination of material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others.

Based upon the foregoing, we are of the opinion that the Shares, when duly sold, issued and paid for in accordance with the terms of the Trust's Master Trust Agreement, the Trust's By-Laws and the Registration Statement, will be validly issued and will be fully paid and non-assessable shares of beneficial interest of the Trust, except that, as set forth in the Registration Statement,

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shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the statement of additional information included as part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Trust or any distributor or dealer in connection with the registration or qualification of the Trust or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters involving the application of the laws of the Commonwealth of Massachusetts, we have relied solely on the opinion of Goodwin Procter LLP, and our opinion is subject to the assumptions and limitations set forth therein.

Very truly yours,

/s/ Willkie Farr & Gallagher